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                                                                 Exhibit 7.2

                                  STOCK OPTION
                                    AGREEMENT

     This is a Stock Option Agreement, which has been entered into and is effective as of February 1, 1994, by and between Ronald D. Offutt ("Offutt") and Paul T. Horn ("Horn"), and acknowledged by RDO Equipment Co. ("RDO").

     A. Horn and Offutt have previously entered into an arrangement whereby Horn provides services to various entities owned or controlled by Offutt, in exchange for certain compensation, including earning on a deferred payment basis, for each year of service, .25% of Offutt's net worth, with the understanding that payment of such deferred compensation would be deferred until such time as Horn's employment with such Offutt entities was terminated, voluntarily or involuntarily for any reason.

     B. One of the entities owned or controlled by Offutt is RDO, and Horn and Offutt have determined that the previously existing arrangement should be modified by removing RDO from the deferred compensation arrangement.

     C. Horn and Offutt have agreed that in lieu of any previously existing deferred compensation arrangement as to Horn owning or earning a percentage of RDO, Horn will instead be granted by Offutt an option to acquire a stated number of shares of RDO that are owned by Offutt.

     D. The previously existing deferred compensation arrangement shall continue as it currently exists, other than as to RDO.

      Accordingly, Horn and Offutt agree as follows:

      1. GRANT OF OPTIONS. Offutt hereby grants to Horn the right, privilege, and option (the "Option") to purchase eight thousand six hundred six (8,606) shares (the "Option Shares") of RDO's Common Stock, according to the terms and condition hereinafter set forth.

      2. OPTION EXERCISE PRICE. The per share price to be paid by Horn in the event of an exercise of the Option will be $135.00.

      3. OFFUTT REPRESENTATIONS. Offutt warrants and represents that as of February 1, 1994, he owned more shares of RDO Common Stock than the Option Shares, and that he will at all times have available for delivery to Horn sufficient number of shares of RDO Common Stock to deliver to Horn in the event of exercise of the Option. Offutt further represents that he has good and marketable title to the Option Shares, subject to no liens.

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          Offutt further represents that, without being required to obtain the consent or approval of any person or other entity, he has full right, power, and authority to enter into this Agreement and to sell and convey, as provided herein, the entire right, title, and interest in and to all of the Option Shares. He further represents that this Agreement has been duly executed delivered by him and is binding upon and enforceable against him, and upon his death his estate, in accordance with its terms. He further represents that he shall continue to own, beneficially, all right, title and interest in and to the Option Shares, subject to no liens, attachments or other encumbrances, and also shall continue to have, undiminished, the full right, power, and authority to sell and convey the Option Shares as provided herein.

     4. TERM AND EXERCISE ABILITY. The Option is immediately exercisable with respect to all of the Option Shares, and shall be exercisable until February 1, 2020.

     5. MANNER OF OPTION EXERCISE. This Option may be exercised by Horn in whole or in part from time to time, subject to the conditions contained in this Agreement, by delivery, in person, by facsimile or electronic transmission or through the mail, to Offutt at his principal executive office, of a written Notice of Exercise, with a copy to RDO at its principal executive office. Such notice will identify this Option, will specify the number of Option Shares with respect to which the Option is being exercised, and will be signed by the person so exercising the Option. Such notice shall be accompanied by payment in full of the total purchase price of the Option Shares purchased. In the event that the Option is being exercised by any person or persons other than Horn, the Notice will be accompanied by appropriate proof of right of such person or persons to exercise the Option. As soon as practicable after the effective exercise of the Option, Offutt will deliver to the person exercising this Option one or more duly issued stock certificates evidencing such ownership, together with an assignment separate from the certificate duly endorsed by him evidencing the transfer of the Option Shares with respect to which the Option is being exercised. Upon receipt of the foregoing, RDO will deliver to the transferee one or more duly issued stock certificates bearing such transfer restrictions as may then be appropriate based upon advice of RDO's legal counsel.

     6. PAYMENT AT THE TIME OF EXERCISE OF THIS OPTION. Horn will pay the total purchase price of the Option Shares to be purchased solely in cash (including a check, bank draft or money order, payable to the order of Offutt), or as may otherwise be agreed by Horn and Offutt.

     7. NO RIGHTS AS A SHAREHOLDER. Horn will have no rights as a shareholder of RDO with respect to the Option Shares unless and until all conditions to the effective exercise of this Option have been satisfied and Horn has become the holder of record of such shares. No adjustment will be made for dividends or distributions with respect to this Option as to which there is a record date preceding the date the Optionee becomes the holder of record of such shares. Any distributions to shareholders of

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              the Company, with respect to the Option Shares, prior to the exercise of the Option, shall be paid to Offutt and Horn shall have no right thereto.

          8. ADJUSTMENTS. In the event of any reorganization, merger, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights offering, divestiture or extraordinary dividend (including a spin-off), or any other change in the corporate structure or shares of RDO (including any such change for which any stock option plan or arrangements of RDO are adjusted), this Option will be appropriately adjusted in order to prevent the diminution or enlargement of the rights of Horn as to the number, kind and exercise price of securities subject to this Option.

          9. WITHHOLDING. Horn understands and acknowledges that the exercise of this Option may result in taxable income to him, and may subject RDO to withholding requirements under federal, state, or local tax laws. Accordingly, as a condition to the exercise of this Option, Horn agrees that he will, at the time of Option exercise, reimburse RDO for any amounts that RDO would be required to withhold from Horn under federal, state, or local tax laws. Horn specifically authorizes RDO to (i) withhold and deduct from wages of Horn (or from other amounts that may be due and owing to Horn from RDO or a subsidiary), or make other arrangements for the collection of, all legally required amounts necessary to satisfy any and all federal, state, or local withholding and employment-related tax requirements attributable to the Option or the exercise thereof, or (ii) require Horn promptly to remit the amount of such withholding to RDO before taking any action, including issuing any shares of Common Stock, with respect to the Option. RDO may, in its sole discretion and upon terms and conditions it specifies, permit or require Horn to satisfy, in whole or in part, any withholding or employment-related tax obligations by electing to tender a promissory note (on terms acceptable to RDO in its sole discretion), or as may otherwise be agreed.

         10.  MISCELLANEOUS.

              10.1. BINDING EFFECT. This Agreement will be binding upon the heirs, executors, administrators and successors of the parties to this Agreement.

              10.2. GOVERNING LAW. This Agreement and all rights and obligations in this Agreement will be governed by the laws of the State of North Dakota, without regard to the conflict of laws provisions in any other jurisdictions.

              10.3. ENTIRE AGREEMENT. This Agreement sets forth the entire Agreement understanding of the parties to this Agreement with respect to the grant and exercise of this Option and supersedes all prior agreements, arrangements, plans and understandings relating to the grant and exercise of this Option.

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          10.4  AMENDMENT AND WAIVER.  This Agreement may be amended, waived, modified or canceled only by a written instrument executed by the parties hereto or, in the case of a waiver, by the party waiving compliance.

          10.5 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together will constitute one in the same Agreement.

          10.6 RESTRICTIONS ON TRANSFER. Except pursuant to testamentary will or the laws of descent and distribution, no right or interest of Horn in this Option prior to the exercise may be assigned or transferred, or subjected to any lien, during the lifetime of Horn, either voluntarily or involuntarily, directly or indirectly, by operation of law or otherwise. Horn will, however, be entitled to designate a beneficiary to receive this option upon his death, and in the event of his death, exercise of this Option may be made by his legal representatives, heirs and legatees, until the Option expires pursuant to Section 4 hereof.

          10.7 CONDITION PRECEDENT TO EFFECTIVENESS. Notwithstanding anything contained herein to the contrary, this Agreement and the Option are specifically conditioned upon, on or before July 31, 1997, the completion and documentation by Horn to the satisfaction of Offutt of all previous transactions between Horn and other entities owned or controlled by Horn, on one hand, and Offutt and other entities owned by Offutt, on the other hand.

                Failure to complete the foregoing on or before July 31, 1997, shall render this Agreement and the Option null and void and without further force and effect. Upon completion of the foregoing, Offutt will provide to Horn and RDO a letter stating that the conditions set forth in this Section 10.7 have been completed to his satisfaction.

     The parties to this Agreement have executed this Agreement effective as of February 1, 1994.

                                             /s/ Ronald D. Offutt
                                             --------------------------------
                                             Ronald D. Offutt

                                             /s/ Paul T. Horn
                                             --------------------------------
                                             Paul T. Horn

Acknowledged:

RDO Equipment Co.

By: /s/ Allan F. Knoll
    -------------------------
    Allan F. Knoll
Its Chief Financial Officer and a Director

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                    AMENDMENT TO STOCK OPTION AGREEMENT

     This is an amendment to the Stock Option Agreement that was entered into and effective as of February 1, 1994, by and between Ronald D. Offutt ("Offutt") and Paul T. Horn ("Horn"), and acknowledged by RDO Equipment Co. ("RDO").

     A. RDO intends to reincorporate in Delaware pursuant to a merger and, pursuant to such merger and a resulting stock exchange, RDO will have outstanding shares of Class A Common Stock and Class B Common Stock. The Option Shares will be split into a greater number of shares, will be for Class A Common Stock, and the per share exercise price for the Option will accordingly decrease.

     B. The parties desire to reflect and acknowledge such changes in the number of Option Shares and per share exercise price for the Option.

     Accordingly, Horn and Offutt agree as follows:

     Effective upon the reincorporation merger and stock split:

     1. The number of Option Shares shall increase from Eight Thousand Six Hundred Six (8,606) to Three Hundred Eighty Three Thousand Five (383,005) shares.

     2.  The Option Shares shall be with respect to Class A Common Stock of
         RDO, and Horn acknowledges that upon exercise of the Option, any shares of Class B Common Stock owned by Offutt and used by him to satisfy the Option will convert automatically to Class A Common Stock.

     3. The per share price to be paid by Horn in the event of an exercise of the Option will be $3.03.

     4.  All other terms of the Option Agreement shall continue.

     The parties have executed this Agreement effective as of January 10, 1997.

                                             /s/ Ronald D. Offutt
                                             --------------------------------
                                             Ronald D. Offutt

                                             /s/ Paul T. Horn
                                             --------------------------------
                                             Paul T. Horn

Acknowledged:

RDO Equipment Co.

By: /s/ Allan F. Knoll
    -------------------------
    Allan F. Knoll
Its Chief Financial Officer